Exhibit 99.1

Prospect Capital Declares Four Additional Monthly Cash Dividends to Shareholders Through December 2013, Discloses Benefits from Rising Interest Rates, and Confirms 12.7% Current Dividend Yield

NEW YORK — (Market Wire) — June 17, 2013 — Prospect Capital Corporation (NASDAQ: PSEC, “Prospect”) announced today that Prospect’s Board of Directors, after reviewing earnings expectations for the remainder of 2013 and 2014, has declared monthly cash dividends to shareholders in the following amounts and with the following record and payment dates:

11.0225 cents per share for September 2013 (record date of September 30, 2013 and payment date of October 24, 2013);

11.0250 cents per share for October 2013 (record date of October 31, 2013 and payment date of November 21, 2013);

11.0275 cents per share for November 2013 (record date of November 29, 2013 and payment date of December 19, 2013); and

11.0300 cents per share for December 2013 (record date of December 31, 2013 and payment date of January 23, 2014).

These four dividends mark Prospect’s 62nd, 63rd, 64th, and 65th consecutive cash dividends to shareholders.

Prospect’s closing stock price as of June 14, 2013 delivers to shareholders a 12.7% current dividend yield. Prospect’s last reported book value of $10.71 per share at March 31, 2013 provides a 3% premium to Prospect’s closing stock price as of June 14, 2013.

Prospect has generated cumulative net investment income in excess of cumulative dividends to shareholders in the current fiscal year to date, in the prior fiscal year, and since Prospect’s initial public offering nine years ago. For the current fiscal year as of March 31, 2013, Prospect’s net investment income in excess of dividends to shareholders exceeded $42.5 million and 22 cents per share.

Based on past dividends and assuming its current share count for upcoming dividends, Prospect since inception through its December 2013 dividend will have distributed approximately $12 per share to original continuing shareholders and approximately $900 million in cumulative dividends to all shareholders.

“Given the stable and predictable profitability of our business, our board has declared monthly shareholder dividends through the end of 2013 to enhance visibility and planning for investors who might otherwise be concerned by recent interest rate volatility,” said John F. Barry III, Chairman and Chief Executive Officer. “Even before the recent equity market downdraft, we prioritized funding our capital needs with our substantial balance sheet liquidity, access to debt capital markets, and largely undrawn revolver instead of accessing the equity markets, which we have not tapped recently and do not foresee accessing in the near future.”

“Our diversified portfolio continues to perform to underwriting expectations with zero non-accrual loans originated in nearly six years, driven by a rigorous screening process with a disciplined single-digit selection percentage,” said M. Grier Eliasek, President and Chief Operating Officer. “One of the largest in the industry, our experienced team of more than 75 professionals continues to originate compelling opportunities across our yield-oriented and diversified business segments, including agented private equity sponsor finance, club and syndicated finance, agented non-sponsor direct lending, structured credit, real estate yield, and controlled debt and equity investments.”

“Prospect has locked in a ladder of fixed rate liabilities extending 30 years into the future, while most of Prospect’s loans float with LIBOR, providing upside to shareholders as interest rates rise,” said Brian H. Oswald, Chief Financial Officer. “We intend to continue earning net investment income that covers and provides the opportunity to increase our dividends. Our objective is to increase net investment income and dividends over time by expanding prudent leverage, increasing our mix of higher yielding originations, and from time to time making accretive acquisitions.”

ABOUT PROSPECT CAPITAL CORPORATION

Prospect Capital Corporation (www.prospectstreet.com) is a business development company that focuses on lending to and investing in private businesses. Our investment objective is to generate both current income and long-term capital appreciation through debt and equity investments.

We have elected to be treated as a business development company under the Investment Company Act of 1940 (“1940 Act”). We are required to comply with a series of regulatory requirements under the 1940 Act as well as applicable NASDAQ, federal and state rules and regulations. We have elected to be treated as a regulated investment company under the Internal Revenue Code of 1986. Failure to comply with any of the laws and regulations that apply to us could have an adverse effect on us and our shareholders.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, whose safe harbor for forward-looking statements does not apply to business development companies. Any such statements, other than statements of historical fact, are highly likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under our control, and that we may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance.  Actual developments and results are highly likely to vary materially from any forward-looking statements.  Such statements speak only as of the time when made, and we undertake no obligation to update any such statement now or in the future.

For additional information, contact:

Grier Eliasek, President and Chief Operating Officer

grier@prospectstreet.com

Telephone (212) 448-0702